STOCK OPTION PLEDGE AGREEMENT

This STOCK OPTION PLEDGE AGREEMENT, dated as of February 12__, 2022 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this "Pledge Agreement"), made by and between **FITZPATRICK CONSULTING, LLC**, a limited liability company organized under the laws of Puerto Rico (the "**Pledgor**"), in favor of **LIFEMD, INC.**, a corporation organized under the laws of the State of Delaware (the "**Secured Party**").

WHEREAS, on the date hereof, the Secured Party made two loans to WorkSimpli Software LLC, an limited liability company organized under the laws of Puerto Rico

Simpli Investment Opportunity LLC, a limited liability company organized under the laws of Florida ("**Simpli**") in the principal amounts of: (i) and (ii) $4,000,000 (collectively, the "**Loans**"), evidenced by that certain First Addendum To Promissory Note of even date herewith (as amended, supplemented, or otherwise modified from time to time, the "**First Addendum**");

WHEREAS, on the date hereof, the Pledgor has entered into a Guarantee (as amended, supplemented or otherwise modified from time to time, the "**Guarantee**") providing for the Pledgor to guaranty in full the obligations of Simpli under the First Addendum;

WHEREAS, this Pledge Agreement is given by the Pledgor in favor of the Secured Party to secure the payment and performance of all of the Secured Obligations; and

WHEREAS, it is a condition to the making of the Loans under the First Addendum that the Pledgor execute and deliver this Pledge Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(b) For purposes of this Pledge Agreement, the following terms shall have the following meanings:

"**Collateral**" has the meaning set forth in Section 2.

"**Common Stock**" means the common stock of LifeMD, par value per share $0.01.

"**Events of Default**" has the meaning set forth in the Promissory Note and First Addendum.

"**LifeMD**" means LifeMD, Inc., a Delaware corporation, formally known as Conversion Labs, Inc.

"**Pledged Options**" means (i) vested options to purchase 130,000 shares of Common Stock at a price of $1.50 per share, and (ii) unvested options to purchase 370,000 shares of Common Stock at a price of $1.50 per share, in each case issued to Pledgor, pursuant to the terms of the First Amendment To Services Agreement.

"**Proceeds**" means "proceeds" as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Options, collections thereon or distributions with respect thereto.

"**Secured Obligations**" has the meaning set forth in Section 3.

"**First Amendment To Services Agreement**" means that certain First Amendment To Services Agreement, dated August 30, 2019 (and signed by Sean Fitzpatrick on March 30, 2020), between LifeMD and the Pledgor.

"**UCC**" means the Uniform Commercial Code as in effect from time to time in the State of Delaware or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Pledge. The Pledgor hereby pledges, assigns, and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the "**Collateral**"):

(a) the Pledged Options;

(b) any shares of Common Stock in which the Pledged Options may be exercised; and

(c) all Proceeds and products of the foregoing.

3. Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a) the obligations of the Pledgor or Simpli from time to time arising under the Guarantee, the First Addendum, this Pledge Agreement or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and interest in the First Addendum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, attorneys' fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary or secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Pledgor or Simpli under or in respect of the Guarantee, the First Addendum and this Pledge Agreement; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Pledgor or Simpli under or in respect of the Guarantee, the First Addendum, this Pledge Agreement

or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary or secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise

(all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in Section 3 being herein collectively called the "**Secured Obligations**").

4. Perfection of Pledge.

(a) The Pledgor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledgor shall take all actions as may be requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party. All of the foregoing shall be at the sole cost and expense of the Pledgor.

(b) The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Pledgor where permitted by law. The Pledgor agrees to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.

(c) The Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral.

5. Dividends and Voting Rights.

(a) The Secured Party agrees that unless an Events of Default shall have occurred and be continuing, the Pledgor may, to the extent the Pledgor has such right as a holder of the Pledged Options, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, any such vote, consent, ratification or waiver could detract from the value thereof as Collateral or which could be inconsistent with or result in any violation of any provision of the Guarantee, the First Addendum, or this Pledge Agreement.

(b) The Secured Party agrees that the Pledgor may, unless an Events of Default shall have occurred and be continuing, receive and retain all cash dividends and other distributions with respect to the Pledged Options.

6. Further Assurances.

(a) The Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Secured Party therein against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Pledge Agreement shall remain in effect.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

7. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time during the continuance of an Events of Default in the Secured Party's discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

8. Secured Party May Perform. If the Pledgor fails to perform any obligation contained in this Pledge Agreement, or if any representation or warranty on the part of the Pledgor contained herein shall be breached, the Secured Party may itself perform, or cause performance of, such obligation, or remedy such breach, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor; provided that the Secured Party shall not be required to perform or discharge any obligation of the Pledgor. Neither the provisions of this Section 8 nor any action taken by the Secured Party pursuant to the provisions of this Section 8 shall prevent any such failure to observe any covenant contained in this Pledge Agreement or any breach of representation or warranty from constituting an Events of Default.

9. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Pledge Agreement, nor the exercise by the Secured Party of any of the rights and remedies hereunder, shall relieve the Pledgor from the performance of any obligation on the Pledgor's part to be performed or observed in respect of any of the Collateral.

10. Remedies Upon Default.

(a) If any Events of Default shall have occurred and be continuing, the Secured Party may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Pledgor at its notice address 10 (ten) days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as

the sale of the Collateral is made in a commercially reasonable manner, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee, or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned, or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Pledgor waives all claims, damages, and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto.

(b) If any Events of Default shall have occurred and be continuing, all rights of the Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 5(b), shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

(c) If any Events of Default shall have occurred and be continuing, any cash held by the Secured Party as Collateral and all cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by the Secured Party to the payment of expenses incurred by the Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys' fees, and the balance of such proceeds shall be applied or set off against all or any part of the Secured Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash Proceeds held by the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus. The Pledgor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.

(d) If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

11. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 13), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Events of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

12. Amendments. None of the terms or provisions of this Pledge Agreement may be amended, modified, supplemented, terminated, or waived, and no consent to any departure by the Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such amendment, modification, supplement, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

13. Addresses For Notices. All notices and other communications provided for in this Pledge Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Guarantee and the First Addendum, and addressed to the respective parties at their addresses as specified on the signature pages hereof or as to either party at such other address as shall be designated by such party in a written notice to each other party.

14. Continuing Security Interest; Further Actions. This Pledge Agreement shall create a continuing first priority lien and security interest in the Collateral and shall (a) subject to Section 15 , remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; provided that the Pledgor may not assign or otherwise transfer any of its rights or obligations under this Pledge Agreement without the prior written consent of the Secured Party.

15. Termination; Release. On the date on which the First Addendum and other Secured Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of the Pledgor, (a) duly assign, transfer and deliver to or at the direction of the Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Pledge Agreement.

16. Governing Law. This Pledge Agreement, the Guarantee and the First Addendum and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Pledge Agreement, the Guarantee or the First Addendum (except, as to the First Addendum, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New Delaware. The other provisions of Section 6.06 of the First Addendum are incorporated herein, as if a part hereof.

17. Counterparts. This Pledge Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Pledge Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Pledge Agreement. This Pledge Agreement, the Guarantee and the First Addendum constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement as of the date first above written.

FITZPATRICK CONSULTING, LLC, as Pledgor

By Sean Fitzpatrick

Name: Sean Fitzpatrick

Title: Sole Member

Address for Notices:
Fitzpatrick Consulting LLC
53 Calle Palmeras, Ste. 802
San Juan, PR 00901
(510) 505-4131
sean@legalsimpli.com

LIFEMD, INC., as Secured Party

By MDB

Name: Marc Benathen

Title: CFO

Address for Notices:
LifeMD, Inc.
236 Fifth Avenue, Suite 400
New York, NY 10001
(917) 902-3689
marc@lifemd.com
legal@lifemd.com